Exhibit 99.1

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Executive Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS RECORD THIRD QUARTER EARNINGS

FORT WAYNE, INDIANA – OCTOBER 28, 2010 –Tower Financial Corporation (NASDAQ: TOFC) reported record net income of $1.0 million or $0.22 per diluted share for the third quarter of 2010, compared with a net loss of $721,000, or $0.18 per share, reported for the third quarter 2009.  Contributing to our third quarter earnings was a $575,000 after-tax gain on the sale of securities held at the holding company. This brings year to date net income to $2.3 million, or $0.51 per diluted share, compared to a year to date net loss of $4.4 million, or $1.08 per share at September 30, 2009.

Mike Cahill, President and Chief Executive Officer stated: “While our shareholders benefitted from the increase in value from our investment gains, we are most pleased that we are continuing to make progress in all operational areas during this difficult economic and banking environment. The proof of our progress is in the dramatic improvement in our financials results over a year ago. We remain resolute in our efforts to bring Tower back to an appropriate level of profitability for our shareholders. While we still have significant work to do, we are pleased with our progress thus far.”

Third quarter highlights include:

•	Earnings excluding this gain were $470,000, or $0.10 per diluted share.

•
Non-performing assets decreased by $1.2 million, or 5.5 percent during the third quarter and have been reduced by $5.9 million, or 22.9 percent since September 30, 2009.  The allowance for loan losses was 2.43 percent of total loans at quarter end, as we continue to aggressively record loan loss provisions in excess of charge-offs.

•
In August, the Company raised $2.9 million of capital raise through the private placement of 458,342 shares common stock.  This additional capital, along with strong third quarter earnings pushed our regulatory capital ratios even further above the “well-capitalized” thresholds.  Excess capital as of September 30, 2010 was $21.3 million based on the Total Risked Based capital ratio and $35.3 million based on the Leverage ratio.

•
The net interest margin was 3.69 percent for the third quarter, a 46 basis point increase from the third quarter of 2009.  The margin has held steady for 2010, with 3.72 percent reported for the second quarter 2010 and 3.66 percent for the first quarter 2010.

•
Normal operating expenses (excludes expenses related to other real estate owned – “OREO”) decreased by $202,000 from the third quarter of 2009 and by $1.3 million compared to the first nine months of 2009.

Capital
The Company’s regulatory capital ratios continue to remain above the “well-capitalized” levels of 6 percent for tier 1 capital and 10 percent for risked-based capital.  Tier 1 capital at September 30, 2010, increased to 12.7 percent, compared to 11.6 percent at June 30, 2010 and 10.9 percent at December 31, 2009.  Total risked-based capital at June 30, 2010, increased to 14.0 percent, compared to 13.1 percent at June 30, 2010 and 12.5 percent at December 31, 2009.  Leverage capital increased to 10.4 percent at September 30, 2010, more than double the regulatory requirement of 5 percent to be considered “well-capitalized”.

The following table shows the current capital position as of September 30, 2010 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements	Regulatory	Tower
($000's omitted)	Minimum (Well-Capitalized)	9/30/10	Excess
Tier 1 Capital / Risk Assets	$32,149	$68,224	$36,075

Total Risk Based Capital / Risk Assets	$53,581	$74,932	$21,351

Tier 1 Capital / Average Assets (Leverage)	$32,945	$68,224	$35,279

Minimum Percentage Requirements	Regulatory	Tower
	Minimum (Well-Capitalized)	9/30/10
Tier 1 Capital / Risk Assets	6% or more	12.73%

Total Risk Based Capital / Risk Assets	10% or more	13.98%

Tier 1 Capital / Quarterly Average Assets	5% or more	10.35%

Asset Quality
Nonperforming assets plus delinquencies were $20.0 million, or 3.0 percent of total assets as of September 30, 2010. This compares with $21.1 million, or 3.2 percent of total assets at June 30, 2010 and $21.1 million, or 3.0 percent of assets at December 31, 2009.  Net charge-offs were $2.2 million for the second quarter 2010, bringing year to date net charge-offs to $3.5 million, or 0.9 percent of average loans.  This compares to year to date net charge-offs of $5.3 million, or 1.3 percent of average loans through the first nine months of 2009.  Loan loss provision through September 30, 2010 was $3.9 million compared to $9.5 million through the same nine-month period of 2009.

The current and historical breakdown of non-performing assets is as follows:

($000’s omitted)	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Non-Accrual loans
Commercial	6,941	5,489	5,544	6,687	8,644
Acquisition & Development	1,855	2,028	5,486	4,627	9,812
Commercial Real Estate	790	1,905	1,905	1,030	682
Residential Real Estate	1,076	992	1,039	1,122	1,081
Total Non-accrual loans	10,662	10,414	13,974	13,466	20,219
Trouble-debt restructures (TDR)	1,761	1,862	1,997	1,915	163
OREO	3,843	6,186	4,443	4,634	3,990
Delinquencies greater than 90 days	3,281	2,185	3,223	561	1,476
Impaired Securities	437	489	440	479	79

Total Non-Performing Assets	19,984	21,136	24,077	21,055	25,927

Allowances for Loan Losses (ALLL)	12,016	12,718	12,150	11,598	14,905

ALLL / Non-accrual loans	112.7%	122.1%	86.9%	86.1%	73.7%

Included in Delinquencies greater than 90 days is an accruing $1.8 million loan that has matured. The Bank has elected not to renew the loan and is seeking collection via legal process.  The loan remains in accruing status because it is further supported by the unlimited guaranty of a third party whose guaranty is fully secured by a mortgage on a performing commercial real estate property that is unrelated to the borrower’s enterprise.  This loan is expected to remain technically nonperforming during the pendency of our legal collection efforts but ultimate collection from the guarantor is not currently in doubt.  The increase from the second quarter relates to one loan relationship totaling $973,000.  There are eight relationships that comprise delinquencies, with two relationships making up 85 percent of the total amount past due.

Our commercial and industrial loan category grew by $1.5 million during the third quarter.  Two large relationships totaling $2.7 million were added to non-accrual status during the quarter, which were offset somewhat by the resolution of several smaller relationships.  In total, seventeen relationships comprise this category, with six relationships making up $6.2 million, or 85 percent of the balance.

Our commercial real estate category was reduced by $1.1 million during the third quarter.  Two loans totaling $981,000 were moved to OREO, while the third loan that made up the second quarter balance was paid off.  These reductions were offset by a new relationship totaling $790,000 that was taken to non-accrual status at the end of the quarter.  Our acquisition and development category was reduced by $173,000 during the third quarter as a result of payments made on each of the three loans that make up this category.  Our residential category had minimal changes during the third quarter.

Trouble-debt restructured has only one relationship within the category and is subject to a pending purchase agreement which we believe will allow us to bring this to resolution during the fall of 2010.

The allowance for loan losses decreased $702,000 during the third quarter of 2010 and was 2.4 percent of total loans at September 30, 2010, a decrease from 2.50 percent at June 30, 2010 and an increase from 2.20 percent at December 31, 2009.  The allowance for loan losses has increase by $418,000 from December 31, 2009, as a result of loan provision of $3.9 million, offset by $3.5 million of net charge-offs.

Balance Sheet
Company assets were $660.1 million at September 30, 2010, a decrease of $20.0 million, or 2.9 percent from December 31, 2009.  The decrease in assets was primarily attributable to decreases in total loans of $32.5 million, partially offset by an increase in securities of $17.2 million.

Total loans at September 30, 2010 were $494.8 million, compared to $527.3 million at December 31, 2009.  We experienced decreases in all major loan categories with commercial and industrial loans decreasing by $16.7 million, residential mortgage loans by $9.8 million, commercial real estate by $4.0 million, consumer loans by $1.3 million and home equity loans by $0.8 million.  This is indicative of limited loan demand in our markets.

Long term investments at September 30, 2010 were $111.0 million, an increase of $17.2 million from December 30, 2009.  Long-term investment now comprise 16.8 percent of total assets as we continue to expand our investment portfolio to enhance liquidity and yield opportunities in light of the planned reduction in our loan portfolio and recognition of fewer lending opportunities in the local economy. This is a continued purposeful change in asset allocation driven by profitability and liquidity targets, current economic conditions, and capital management guidelines.

Total deposits at September 30, 2010 were $577.1 million compared to $568.4 million at December 31, 2009, an increase of $8.7 million, or 1.5 percent. Core deposits declined by $15.4 million, led by decreases in certificates of deposit less than $100,000 of $18.1 million, non-interest bearing checking accounts balances of $6.9 million, and money market account balances of $4.2 million, which were offset by growth in interest bearing checking accounts of $10.5 million and $3.3 million in savings accounts.  Certificates of deposit greater than $100,000 have decreased by $22.8 million since year end.  Offsetting these decreases was an increase in brokered deposits totaling $46.9 million, which include both money market accounts and certificate of deposits.  The growth in brokered deposits was purposeful as we took advantage of the favorable long term interest rate environment to lock in these favorable rates for an extended period of time.  Terms for new brokered CD purchases ranged from two years to ten years, with an average life of just more than four years.  The average rate on our brokered CD purchases was 1.9 percent and the average rate on brokered money market accounts was approximately 0.6 percent.  Additionally, we have “put” options on $15.5 million of our longer termed, greater than five years, brokered CD’s in order to provide additional flexibility to interest rate changes and funding needs.  This increase in brokered deposits has also allowed us to reduce FHLB borrowings by $35.7 million since December 31, 2009.  At September 30, 2010, FHLB borrowings totaled $7.5 million.

Shareholders' equity was $53.3 million at September 30, 2010, an increase of 13.7 percent from the $46.9 million reported at December 31, 2009.  Affecting the increase in stockholders’ equity was net income of $2.3 million, $35,000 of additional paid in capital from the FAS123R accounting treatment for stock options, $2.8 million net after expenses from the sale of 458,342 shares of common stock, and an increase of $1.3 million in unrealized gains, net of tax, on securities available for sale.  Current common shares outstanding are 4,719,870.

Operating Statement
Total revenue, consisting of net interest income and noninterest income, was $8.2 million for the third quarter 2010, an increase of $906,000 from the second quarter 2010 and an increase of $2.0 million from the third quarter 2009.  Third quarter 2010 net interest income was $5.6 million a slight decrease of $17,000, or 0.3 percent from the second quarter 2010 and an increase of $503,000 million, or 9.9 percent compared to the third quarter 2009. The relatively flat quarter for net interest income was attributable to a decrease of three basis points in our net interest margin, offset by an increase in average earning assets of $2.3 million.  The slight compression in our margin was expected given the current interest rate environment and the limited yield opportunities available as we reinvest loan amortizations and cash flows from the securities portfolio.  The third quarter 2010 net interest margin of 3.69 percent represents a 46 basis point increase from the net interest margin of 3.23 percent posted for the third quarter 2009.  Year to date net interest margin through September 30, 2010 was 3.69 percent compared to 3.03 percent through the first nine months of 2009.

Non-interest income was $2.7 million for the third quarter 2010, which represented 32.3 percent of total revenue.  The significant contribution to the third quarter non-interest income was the gain of $888,000, $575,000 after taxes and expenses, on the sale of some investment securities held at the parent company.  These were Z bonds related to re-REMIC bonds that were purchased in 2009.  The market for these bonds increased significantly during 2010 and we made the decision to take our gains in the third quarter in order to generate capital and cash for the holding company.  Excluding the extraordinary investment gain, normalized non-interest income was $1.8 million for the third quarter, which is a slight increase of $35,000 from the second quarter of 2010, but represents a $559,000 increase from the third quarter of 2009.  The increase from the second quarter 2010 was due primarily to increased mortgage brokerage commissions resulting from increased activity from the low interest rate environment.  All other categories remained relatively flat quarter over quarter.  The large increase from the third quarter 2009 is primarily due to a $477,000 other than temporary impairment (“OTTI”) charge taken in the third quarter of 2009.  OTTI for the third quarter 2010 was $5,000.  The remainder of the increase came from trust and brokerage fees, which were $73,000 higher than the third quarter of 2009.

Non-interest expenses were $5.4 million, a decrease of $292,000 from the second quarter of 2010 and a decrease of $118,000 from the third quarter of 2009.  The primary reason for the decrease from the second quarter is the reduction of OREO expenses and valuation write-downs, which were $536,000 lower during the third quarter 2010.  Excluding the OREO expenses, non-interest expenses increased quarter over quarter by $244,000.  Most of the increase relates to processing expenses, which increased $217,000 during the third quarter.  This increase represents the return to normal of our processing expenses, as we incurred discounted costs during the second quarter due to the migration to a new service provider.

Employment expenses increased $134,000 from the second quarter, of which $47,000 related to commissions on increased mortgage brokerage income.  The remaining increase is a result of additional salary expenses for vacant positions filled during the quarter.  All other categories remained relatively flat from the second quarter of 2010.  The decrease from the third quarter of 2009, relates primarily to savings in our employment expense category, which was $244,000 lower than the third quarter of 2009.  Professional expenses decreased by $87,000 from the third quarter of 2009.  These savings were offset by an increase in FDIC insurance premiums of $184,000.  On a year to date basis, non-interest expenses through September 30, 2010 were $1.0 million less than what was recorded through the first nine months of 2009.  Employment expenses make up $950,000 of the savings, while occupancy and equipment costs account for another $281,000 of savings.  These savings are offset by an increase a $218,000 increase in FDIC premiums and $295,000 of increases in OREO expenses. The 2009 FDIC premiums include a special assessment of $315,000, which means that the year over year increase related to normal premiums was $533,000.  Outside of any unexpected increases in FDIC premiums and losses taken on the disposition of foreclosed assets, we expect our operating expenses to remain relatively flat for the fourth quarter of 2010.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company, a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in banking regulation; changes in governmental and regulatory policy or enforcement; changes in the national and local economy; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in tax laws; changes in prices; the impact of technological advances; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in local real estate values; and other factors, including various risk factors identified and described in the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net

# # # #

Tower Financial Corporation
Consolidated Balance Sheets
At September 30, 2010 and December 31, 2009

	(unaudited)
	Sept 30	December 31
	2010	2009
ASSETS
Cash and due from banks	$18,401,341	$19,861,434
Short-term investments and interest-earning deposits	3,364,081	1,259,197
Federal funds sold	1,486,203	3,543,678
Total cash and cash equivalents	23,251,625	24,664,309

Securities available for sale, at fair value	106,761,555	85,179,160
Securities held to maturity, at cost	-	4,495,977
FHLBI and FRB stock	4,325,800	4,250,800
Loans Held for Sale	2,530,330	3,842,089

Loans	494,818,488	527,333,461
Allowance for loan losses	(12,016,000)	(11,598,389)
Net loans	482,802,488	515,735,072

Premises and equipment, net	8,507,253	8,011,574
Accrued interest receivable	2,438,990	2,439,859
Bank Owned Life Insurance	13,399,388	13,046,573
Other Real Estate Owned	3,842,666	4,634,089
Prepaid FDIC Insurance	3,365,102	4,777,797
Other assets	8,915,391	9,081,759

Total assets	$660,140,588	$680,159,058

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$88,111,660	$95,027,233
Interest-bearing	488,981,841	473,353,118
Total deposits	577,093,501	568,380,351

Federal Home Loan Bank advances	7,500,000	43,200,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	1,144,716	480,885
Other liabilities	3,493,859	3,634,713
Total liabilities	606,759,076	633,222,949

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; 8,300 shares issued and outstanding	810,951	1,788,000

Common stock and paid-in-capital, no par value, 6,000,000 shares authorized;4,779,887 and 4,155,432 shares issued; and 4,714,887 shares outstanding at September 30, 2010 and 4,090,432 shares outstanding at December 31, 2009	43,674,689	39,835,648

Treasury stock, at cost, 65,000 shares at September 30, 2010 and December 31, 2009	(884,376)	(884,376)
Retained earnings	7,567,000	5,286,808
Accumulated other comprehensive income (loss), net of tax of $1,138,115 at September 30, 2010 and $468,803 at December 31, 2009	2,213,248	910,029
Total stockholders' equity	53,381,512	46,936,109

Total liabilities and stockholders' equity	$660,140,588	$680,159,058

Tower Financial Corporation
Consolidated Statements of Operations
For the three and nine months ended September 30, 2010 and 2009
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Sept 30		Sept 30
	2010	2009	2010	2009
Interest income:
Loans, including fees	$6,670,537	$6,959,860	$20,380,441	$21,107,524
Securities - taxable	593,720	824,234	1,895,634	2,240,516
Securities - tax exempt	270,444	242,924	770,218	710,768
Other interest income	6,183	1,951	18,553	11,504
Total interest income	7,540,884	8,028,969	23,064,846	24,070,312
Interest expense:
Deposits	1,577,115	2,491,713	5,064,385	8,138,297
Fed Funds Purchased	19	583	130	1,573
FHLB advances	84,142	176,749	396,854	643,777
Trust preferred securities	299,310	283,072	862,607	846,369
Total interest expense	1,960,586	2,952,117	6,323,976	9,630,016

Net interest income	5,580,298	5,076,852	16,740,870	14,440,296
Provision for loan losses	1,500,000	1,995,000	3,940,000	9,505,000

Net interest income after provision for loan losses	4,080,298	3,081,852	12,800,870	4,935,296

Noninterest income:
Trust and brokerage fees	892,396	818,838	2,665,043	2,492,794
Service charges	274,165	285,662	844,604	826,978
Loan broker fees	254,673	218,870	539,242	552,551
Gain/(Loss) on sale of securities	892,059	14,880	934,607	209,892
Impairment on AFS securities	(5,266)	(477,344)	(30,134)	(525,000)
Other fees	348,873	348,939	1,035,381	1,040,881
Total noninterest income	2,656,900	1,209,845	5,988,743	4,598,096

Noninterest expense:
Salaries and benefits	2,408,059	2,651,713	7,069,110	8,019,122
Occupancy and equipment	630,149	779,044	1,889,651	2,170,446
Marketing	126,087	87,660	367,754	366,532
Data processing	333,215	257,974	758,427	879,426
Loan and professional costs	358,444	445,546	1,217,881	1,140,686
Office supplies and postage	58,456	87,003	192,748	257,549
Courier service	55,410	58,048	166,534	177,955
Business Development	99,240	87,842	278,080	354,604
Communication Expense	45,236	43,219	140,097	131,458
FDIC Insurance Premiums	540,974	357,138	1,533,646	1,315,936
OREO Expenses	409,254	60,174	1,410,570	1,115,344
Other expense	285,585	552,526	873,113	989,981
Total noninterest expense	5,350,109	5,467,887	15,897,611	16,919,039

Income/(loss) before income taxes/(benefit)	1,387,089	(1,176,190)	2,892,002	(7,385,647)
Income taxes expense/(benefit)	342,023	(455,615)	611,810	(2,979,817)

Net income/(loss)	$1,045,066	$(720,575)	$2,280,192	$(4,405,830)
Less: Preferred Stock Dividends	-	-	-	-
Net income/(loss) available to common shareholders	$1,045,066	$(720,575)	$2,280,192	$(4,405,830)

Basic earnings/(loss) per common share	$0.24	$(0.18)	$0.54	$(1.08)
Diluted earnings/(loss) per common share	$0.22	$(0.18)	$0.51	$(1.08)
Average common shares outstanding	4,427,370	4,090,432	4,203,979	4,090,432

Average common shares and dilutive potential common shares outstanding	4,669,965	4,090,432	4,487,276	4,090,432

Total Shares outstanding at end of period	4,714,887	4,090,432	4,714,887	4,090,432
Dividends declared per common share	$-	$-	$-	$-

Tower Financial Corporation
Consolidated Financial Highlights

(unaudited)

	Quarterly							Year-To-Date
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
($ in thousands except for share data)	2010	2010	2010	2009	2009	2009	2009	2010	2009

EARNINGS
Net interest income	$5,580	5,597	5,563	5,381	5,077	4,822	4,541	16,740	14,440
Provision for loan loss	$1,500	1,100	1,340	1,230	1,995	6,550	960	3,940	9,505
NonInterest income	$2,657	1,734	1,598	1,490	1,210	1,599	1,789	5,989	4,598
NonInterest expense	$5,350	5,642	4,905	6,079	5,468	6,458	4,993	15,897	16,919
Net income/(loss)	$1,045	514	721	(1,202)	(721)	(4,095)	410	2,280	(4,406)
Basic earnings per share	$0.24	0.13	0.18	(0.29)	(0.18)	(1.00)	0.10	0.54	(1.08)
Diluted earnings per share	$0.22	0.12	0.17	(0.29)	(0.18)	(1.00)	0.10	0.51	(1.08)
Average shares outstanding	4,427,370	4,090,432	4,090,432	4,090,432	4,090,432	4,090,432	4,090,365	4,203,979	4,090,432
Average diluted shares outstanding	4,669,965	4,394,419	4,394,419	4,090,432	4,090,432	4,090,432	4,090,365	4,487,276	4,090,432

PERFORMANCE RATIOS
Return on average assets *	0.63%	0.31%	0.43%	-0.70%	-0.42%	-2.32%	0.24%	0.46%	-0.84%
Return on average common equity *	8.17%	4.26%	6.17%	-9.83%	-6.13%	-32.65%	3.33%	6.24%	-12.03%
Net interest margin (fully-tax equivalent) *	3.69%	3.73%	3.66%	3.47%	3.24%	3.02%	2.85%	3.69%	3.04%
Efficiency ratio	64.95%	76.96%	68.50%	88.47%	86.97%	100.58%	78.88%	69.94%	88.87%
Full-time equivalent employees	149.25	145.75	150.25	146.25	159.25	172.75	176.50	149.25	159.25

CAPITAL
Equity to assets	8.09%	7.44%	7.12%	6.90%	7.14%	6.70%	7.03%	8.09%	6.70%
Regulatory leverage ratio	10.35%	9.50%	9.20%	9.05%	9.04%	8.56%	9.52%	10.35%	9.04%
Tier 1 capital ratio	12.73%	11.62%	11.14%	10.90%	11.00%	10.38%	11.47%	12.73%	11.00%
Total risk-based capital ratio	13.98%	13.11%	12.66%	12.46%	12.53%	11.96%	12.77%	13.98%	12.53%
Book value per share	$11.15	11.53	11.30	11.04	11.87	11.24	12.29	11.15	11.87
Cash dividend per share	$0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

ASSET QUALITY
Net charge-offs	$2,202	531	789	4,537	2,045	3,092	117	3,522	5,254
Net charge-offs to average loans *	1.74%	0.41%	0.61%	3.38%	1.49%	2.21%	0.08%	0.91%	1.27%
Allowance for loan losses	$12,016	12,718	12,150	11,598	14,905	14,105	11,498	12,718	14,905
Allowance for loan losses to total loans	2.43%	2.50%	2.32%	2.20%	2.78%	2.53%	2.06%	2.43%	2.78%
Other real estate owned (OREO)	$3,843	6,477	4,443	4,634	3,990	4,060	5,080	3,843	3,990
Non-accrual Loans	$10,768	10,360	13,974	13,466	20,219	19,016	11,708	3,843	20,219
90+ Day delinquencies	$3,175	2,213	3,223	561	1,477	2,509	1,304	10,768	1,477
Restructured Loans	$1,761	1,862	1,997	1,915	163	184	191	1,761	163
Total Nonperforming Loans	15,704	14,435	19,194	15,942	21,859	21,709	13,203	15,704	21,859
Total Nonperforming Assets	19,547	20,912	23,637	20,576	25,849	25,769	18,283	19,547	25,849
NPLs to Total loans	3.17%	2.83%	3.67%	3.02%	4.08%	3.89%	2.37%	3.17%	4.08%
NPAs (w/o 90+) to Total assets	2.48%	2.84%	3.03%	2.94%	3.59%	3.39%	2.37%	2.48%	3.59%
NPAs+90 to Total assets	2.96%	3.18%	3.51%	3.03%	3.80%	3.75%	2.55%	2.96%	3.80%

END OF PERIOD BALANCES
Total assets	$660,141	658,327	674,152	680,159	679,394	686,307	715,634	660,141	679,394
Total earning assets	$613,286	611,996	626,197	629,904	633,742	651,946	681,688	613,286	633,742
Total loans	$494,818	509,656	523,437	527,333	536,074	557,530	558,148	494,818	536,074
Total deposits	$577,094	564,988	559,291	568,380	592,731	594,594	618,705	577,094	592,731
Stockholders' equity	$53,382	48,950	48,002	46,936	48,541	45,962	50,280	53,382	48,541

AVERAGE BALANCES
Total assets	$658,898	663,825	677,967	678,445	686,752	708,282	696,431	666,896	697,155
Total earning assets	$614,742	615,766	629,582	628,983	636,503	657,539	662,712	620,461	650,900
Total loans	$503,334	514,962	526,814	532,627	542,921	561,828	559,607	515,037	554,781
Total deposits	$561,966	569,759	564,238	581,018	597,792	612,649	598,807	565,321	603,083
Stockholders' equity	$50,744	48,404	47,421	48,507	46,678	50,303	49,942	48,856	48,974

* annualized for quarterly data